Exhibit 99.2

FOR IMMEDIATE RELEASE

                   CENDANT CORPORATION ANNOUNCES BOARD CHANGES

          Company Will Reduce Size of its Board from 17 to 14 Directors

 Robert P. Rittereiser, Craig R. Stapleton and E. John Rosenwald Resign
                                   From Board

                  New York, NY, June 30, 1999 -- Cendant Corporation (NYSE: CD) today announced that at its July Board of Directors' meeting it intends to reduce the size of the Company's Board from 17 to 14 members following the resignations of three directors. Robert P. Rittereiser, Craig R. Stapleton and
E. John Rosenwald, Jr., all of whom previously served on the Board's Litigation Committee, have resigned following a vote by shareholders on May 27, 1999 to eliminate that committee.

                  "On behalf of Cendant shareholders, I want to thank Messrs. Rosenwald, Rittereiser and Stapleton for their service to our company and its shareholders. They have been part of an active Board that has helped restore value after the crisis last year when we discovered accounting irregularities at the former CUC International. They have assisted management to restructure our company and refocus our strategy," Mr. Silverman said.

                  The Company also announced that it has begun to implement recommendations of the Blue Ribbon Committee on Improving the Effectiveness of Audit Committees.

                  "These changes are consistent with the commitment we made to our shareholders to reduce the size of our Board and to optimize the performance of Board committees," Mr. Silverman concluded.

         Cendant Corporation is a global provider of consumer and business services. The Company's core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchisor, Cendant is the world's leading franchisor of hotels, rental car agencies, tax preparation services and real estate brokerage offices. The real estate segment also includes Welcome Wagon/GETKO and the Company's soon-to-be created residential real estate services portal on the Internet. As a provider of outsourcing solutions, Cendant is the world's largest vacation exchange service; a major provider of mortgage services to consumers and the global leader in employee relocation. In direct marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily to customers of its affinity partners. Other business units include NCP, the UK's largest private car park operator, and Wizcom. Headquartered in New York, NY, the Company has more than 30,000 employees and operates in over 100 countries. More information about Cendant, its companies and brands may be obtained by visiting our Web site at www.cendant.com or by calling 877-4INFO-CD (877-446-3623).

Media Contact:                                                Investor Contacts:
Elliot Bloom                                                  Denise Gillen
212-413-1833                                                  212-413-1833

Sam Levenson
212-413-1834